Exhibit 5.1

                                                               December 29, 2004



Board of Directors
CDEX Inc.
1700 Rockville Pike, Suite 400
Rockville, Maryland 20852

               RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

               We have acted as counsel to CDEX Inc. (the "Company") in connection with the registration for resale on a Registration Statement on Form SB-2 (the "Registration Statement") of an aggregate of 4,712,142 shares of common stock, $.005 par value (the "Common Stock") owned by certain stockholders of the Company (the "Selling Stockholders").

               In such connection, we have examined certain corporate records and proceedings of the Company, including the proceedings taken in connection with the authorization and issuance of the Common Stock described above and such other investigation as we deemed necessary. Based upon the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the Registration Statement have been duly authorized, validly issued, fully paid and nonassessable. This opinion is limited to the federal laws of the United States of America and the laws of the State of Nevada, including statutory provisions and reported judicial decisions interpreting those laws.

               We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and we further consent to the reference under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement to the fact that this opinion concerning the validity of the shares of Common Stock has been rendered by us.

                                 Very truly yours,


                                 /s/Bondy & Schloss LLP
                                 BONDY & SCHLOSS LLP